Exhibit 10.1

Schedule of Salary Actions for Named Executive Officers

Name	Current Salary	Increase ($)	Increase (%)	New Salary*
John D. Finnegan	$1,325,000	—	—	$1,325,000
Richard G. Spiro	925,000	$35,000	3.8%	960,000
Paul J. Krump	810,000	30,000	3.7	840,000
Dino E. Robusto	810,000	30,000	3.7	840,000
Harold L. Morrison, Jr.	695,000	30,000	4.3	725,000

*	Effective as of April 1, 2015